UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2023

ASP ISOTOPES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41555	87-2618235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 Plaza Real, Suite 275. Boca Raton, FL	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 709-3034

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	ASPI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

The Offering

On March 14, 2023, ASP Isotopes Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single institutional investor (the “Purchaser”), pursuant to which the Company issued, in a private placement (the “Offering”), an aggregate of (i) 3,167,557 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and (ii) warrants (the “Common Warrants”) to purchase up to an aggregate of 3,167,557 shares of Common Stock (the “Common Warrant Shares”), at a purchase price of $1.58 per one (1) share of Common Stock and accompanying Common Warrant, for a total gross proceeds of approximately $5 million, before deducting placement agent fees and other offering expenses. The Common Warrants have an exercise price of $1.75 per share, are exercisable on or after September 17, 2023 and will expire on September 18, 2028.

The Offering closed on March 17, 2023 (the “Closing”).

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as the Company’s exclusive placement agent in connection with the Offering, pursuant to the engagement letter (the “Engagement Letter”), dated as of February 15, 2023, between the Company and the Placement Agent. Pursuant to the Engagement Letter, the Company paid the Placement Agent (i) a total cash fee equal to 7.0% of the aggregate gross proceeds of the Offering; (ii) a management fee of 1.0% of the aggregate gross proceeds of the Offering; and (iii) reimbursement of certain expenses. In addition, the Company issued to the Placement Agent or its designees warrants (the “PA Warrants”) to purchase up to 221,519 shares of Common Stock (the “PA Warrant Shares”) at an exercise price of $1.975 per share. The PA Warrants are exercisable on or after September 17, 2023 and will expire on September 18, 2028.

The Company received net proceeds of approximately $4.52 million from the Offering, after deducting the Placement Agent fees and other Offering expenses.

The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

In connection with the Offering, on March 14, 2023, the Company and the Purchaser entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company is required to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and the Common Warrant Shares on or before March 29, 2023 and to use its best efforts to cause the registration statement to be declared effective by the SEC by April 28, 2023 or in the event of a “full review” by the SEC, by May 28, 2023.

The Engagement Letter and the Purchase Agreement contain customary representations and warranties and agreements, and customary indemnification rights and obligations of the respective parties. The Purchase Agreement, the Registration Rights Agreement and the forms of Common Warrant and PA Warrant are attached as Exhibits 10.1, 10.2, 4.1 and 4.2 hereto, respectively. The description of the terms of the Purchase Agreement, the Registration Rights Agreement, the Common Warrants and the PA Warrants is not intended to be complete and is qualified in its entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The Shares, the Common Warrants, the PA Warrants, the Common Warrant Shares and the PA Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to issue the Shares, the Common Warrants and PA Warrants pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated thereunder and intends to issue the Common Warrant Shares and PA Warrant Shares pursuant to the same exemption. The description of the Shares, the Common Warrants, the Common Warrant Shares, the PA Warrants and the PA Warrant Shares under Item 1.01 of this Form 8-K is incorporated by reference herein. Forms of the Common Warrant and PA Warrants have been filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 8.01 Other Events.

On March 15, 2023, the Company issued a press release announcing the Offering, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On March 17, 2023, the Company issued a press release announcing the closing of the Offering, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Common Warrant
4.2	Form of PA Warrant
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release dated March 15, 2023
99.2	Press Release dated March 17, 2023
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASP ISOTOPES INC

Date: March 17, 2023	By:	/s/ Paul Mann
	Name:	Paul Mann
	Title:	Chief Executive Officer

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